Exhibit 99.1

                             Shore Bancshares, Inc.
                               18 E. Dover Street
                             Easton, Maryland 21601
                               Phone 410-822-1400

                                  PRESS RELEASE

                     Shore Reports Record Earnings for 2003

February 17, 2004

Easton, Maryland - Shore Bancshares, Inc., (NASDAQ - SHBI) reported an 8% increase in net income for 2003. Net income was $9,496,000 for the year ended December 31, 2003 compared to $8,790,000 for 2002. On a per share basis, diluted net income was $1.74 for 2003 compared to $1.62 for 2002.

Fourth quarter earnings per share, on a diluted basis, were $.43 compared to $.44 for the same period in 2002. Net income for the fourth quarter of 2003 was $2,324,000, or 3.4% less than the 2002 fourth quarter earnings and 5.9% higher than the 2003 third quarter earnings.

Interest rates remained low throughout 2003 and, despite earning asset growth, a low interest rate environment made it difficult to increase interest income. The Company was able, however, to significantly reduce its overall interest expense. The overall rate paid for interest bearing deposits in 2003 declined by 72 basis points or 27.7% over the rate paid in 2002. This decline in rates resulted in an increase in net interest income of 3%. Net interest income totaled $24,596,000 for the year, compared to $23,868,000 for 2002. Interest expense totaled $9,743,000 for 2003 compared to $12,438,000 for 2002.

Noninterest income for 2003 was $9,845,000, which represents an increase of $3,877,000 over 2002. This increase was primarily a result of the operations of the Company's insurance subsidiaries, which were acquired on May 1, 2002. Insurance agency commissions totaled $6,037,000 for 2003 compared to $2,872,000 for 2002. Increases in gains on investment securities and fees generated by the Company's mortgage banking operations resulted in additional noninterest income of $290,000 and $351,000 for the year, respectively.

Noninterest expenses, excluding the provision for credit losses and income taxes, also increased during 2003, totaling $19,344,000 compared to $15,960,000 for 2002. Approximately $2,388,000 of the increase relates to the operation of the insurance subsidiaries, with the remainder due to increased costs of operating the Company's depository institution affiliates.

The Company's provision for credit losses for the years ended December 31, 2003 and 2002 was $335,000 and $356,000, respectively. For the three-month periods ended December 31, 2003 and 2002, the provision for credit losses was $100,000 and $79,000, respectively.


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Total assets were  approximately  $705 million at December 31, 2003  compared to
$654 million at December 31, 2002. The increase was primarily the result of loan growth funded by increased deposits. Total loans increased $35 million in 2003 totaling $475 million at December 31, 2003, and total deposits increased $47 million totaling $592 million at December 31, 2003.

The Company paid cash dividends totaling $0.66 per share during 2003 compared to $0.60 per share paid in 2002, a 10% increase.

Shore Bancshares, Inc. is a financial holding company headquartered in Easton, Maryland and is the largest independent bank holding company located on the Eastern Shore. It owns all of the outstanding capital securities of The Talbot Bank of Easton, Maryland and of The Centreville National Bank of Maryland. The Company also owns two insurance agencies, The Avon-Dixon Agency, LLC and Elliott Wilson Insurance, LLC, one insurance premium finance company, Mubell Finance, LLC, and an investment adviser firm, Wye Financial Services, LLC.

Forward-Looking Statements

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements present management's expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in
Part I, Item 1 of the Company's Annual Report on Form 10-K, as amended on Form 10-K/A, for the year ended December 31, 2002, under the heading "Risk Factors."

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For further information contact: W. Moorhead Vermilye, President and CEO